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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  FORM N-18F-1

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                 Notification of Election Pursuant to Rule 18f-1
                    Under the Investment Company Act of 1940


                               Munder Series Trust

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                            Exact Name of Registrant

                            NOTIFICATION OF ELECTION

The undersigned registered open-end management investment company hereby notifies the Securities and Exchange Commission that it elects to commit itself to pay in cash all redemptions by a shareholder of record as provided by Rule 18f-1 under the Investment Company Act of 1940. It is understood that this election is irrevocable while such Rule is in effect unless the Commission by order upon application permits the withdrawal of this Notification of Election.

                                    SIGNATURE

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of election to be duly signed on its behalf in the City of Birmingham and State of Michigan on the 26th day of February, 2003.

                                              Munder Series Trust

                                              /s/  Stephen J. Shenkenberg
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                                              By:  Stephen J. Shenkenberg
                                                   Vice President and Secretary

[SEAL]

Attest:  /s/ Melanie Mayo West
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By:      Melanie Mayo West
Title:   Assistant Secretary